EXHIBIT 10.1

AMENDMENT NO. 1
TO THE CENTRUE FINANCIAL CORPORATION
2003 STOCK INCENTIVE PLAN

     WHEREAS, Centrue Financial Corporation (the “Company”) maintains the Centrue Financial Corporation 2003 Stock Incentive Plan (the “Plan”); and

     WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interest of the Company to amend the Plan to provide the Committee (as defined in the Plan) additional authority with respect to the vesting and exercisability provisions set forth in option agreements granted under the Plan.

     NOW THEREFORE, by virtue and in exercise of the amending power reserved to the Board under Section 9 of the Plan, and pursuant to the authority delegated to the undersigned officer of the Company by a resolution adopted by its Board, the Plan be and is hereby amended in the following particulars, effective as of April 21, 2005:

1.	Section 5(b) of the Plan is amended in its entirety to read as follows:

“(b) Terms of Options. Each option granted under the Plan shall be subject to the terms and conditions set forth by the Committee in the stock option agreement including, without limitation, option price, vesting schedule and option term.”

2.	The first sentence of Section 5(c) of the Plan is amended to begin as follows:

“(c) Additional Terms Applicable to All Options. Unless otherwise provided by the Committee, each option shall be subject to the following terms and conditions:”

3.	The first sentence of Section 5(d) of the Plan is amended to begin as follows:

“(d) Additional Terms Applicable to Incentive Options. Unless otherwise provided by the Committee, each Incentive Stock Option shall be subject to the following terms and conditions:”

     IN WITNESS WHEREOF, by action of the Board of Directors of the Company, the Company has caused this First Amendment to be executed by its duly authorized officer this 21st day of April, 2005.

CENTRUE FINANCIAL CORPORATION
By:

Its: